As filed with the Securities and Exchange Commission on February 3, 2006
Registration No. 333-130783

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AVNET, INC.
(Exact Name of Registrant as Specified in Its Charter)

New York
(State or Other Jurisdiction of Incorporation)

11-1890605
(I.R.S. Employer Identification Number)

2211 South 47th Street
Phoenix, Arizona 85034
(480) 643-2000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

David R. Birk, Esq.
Senior Vice President and General Counsel
Avnet, Inc.
2211 South 47th Street
Phoenix, Arizona 85034
(480) 643-2000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Barbara Becker
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
(212) 351-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Amount to be Registered
Proposed Maximum Offering Price Per Unit
Title of Each Class of	Proposed Maximum Registration Fee Price
Securities to be Registered	Amount of Registration Fee
Common Stock, par value $1.00 per share	(1)
Total

(1)	An indeterminate aggregate offering price or number of shares of Common Stock is being registered as may from time to time be offered at indeterminate prices. In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all of the registration fee.

PROSPECTUS

Avnet, Inc.

Common Stock

The shares of our common stock covered by this prospectus were initially sold in a private placement transaction on July 5, 2005. We will not receive any proceeds from the resale by selling shareholders of their shares of common stock hereunder.

Avnet’s common stock is listed on the New York Stock Exchange under the symbol “AVT.”

We will provide the specific terms of these securities in supplements to this prospectus at the time when such securities are offered. You should read this prospectus and the applicable supplement carefully before you invest in any of these securities. The information in this prospectus is not complete and may be changed. This prospectus and any accompanying prospectus supplement do not contain an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, or an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where the offer or sale is not permitted.

Our principal executive offices are located at 2211 South 47th Street, Phoenix, Arizona 85034, telephone (480) 643-2000.

See “Risk Factors” on page 4 of this prospectus to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 3, 2006

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or a prospectus supplement. The information contained in this prospectus and any accompanying prospectus supplement is accurate as of the dates on their covers. When we deliver this prospectus or a supplement or make a sale pursuant to this prospectus, we are not implying that the information is current as of the date of the delivery or sale.

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Whenever we refer to “Avnet” or to “us,” or use the terms “we” or “our” in this prospectus, we are referring to Avnet, Inc. a New York corporation, and its consolidated subsidiaries. However, for purposes of the section entitled “Description of Common Stock” whenever we refer to “Avnet” or to “us,” or use the terms “we” or “our,” we are referring only to Avnet, Inc.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, you should assume that the statements made in the prospectus supplement modify or supersede those made in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated or deemed to be incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the financial condition, results of operations and business of Avnet, Inc. and subsidiaries. You can find many of these statements by looking for words like “believes,” “expects,” “anticipates,” “should,” “will,” “may,” “estimates” or similar expressions in this prospectus or in documents incorporated by reference in this prospectus.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the following:

•	A technology industry down-cycle, particularly in the semiconductor sector, would adversely affect Avnet’s expected operating results.

•	Competitive margin pressures among distributors of electronic components and computer products may increase significantly through increased competition for existing customers or otherwise.

•	General economic or business conditions, domestic and foreign, may be less favorable than management expected, resulting in lower sales and profitability which can, in turn, impact the Company’s credit ratings, debt covenant compliance and liquidity, as well as the Company’s ability to maintain existing unsecured financing or to obtain new financing.

•	Avnet may be adversely affected by the allocation of products by suppliers.

•	Avnet’s ability to successfully integrate the Memec acquisition may impact Avnet’s ability to achieve the desired synergy savings and expected profitability in the combined business.

•	Legislative or regulatory changes may adversely affect the businesses in which Avnet is engaged.

•	Adverse changes may occur in the securities markets.

•	Changes in interest rates and currency fluctuations may impact Avnet’s profit margins.

Although management believes that the plans and expectations reflected in or suggested by these forward-looking statements are reasonable, management cannot assure you that we will achieve or realize these plans and expectations. Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by them. Management cautions you not to place undue reliance on these statements, which speak only as of the date of this prospectus.

We do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC (Commission File Number 1-04224). These filings contain important information, which does not appear in this prospectus. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room and to obtain copies of Avnet’s filings. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (http://www.sec.gov). We also post certain of these filings on our website at www.avnet.com. You can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed registration statements and related exhibits with the SEC under the Securities Act of 1933, as amended. The registration statements contain additional information about us and the securities we may issue. You may inspect the registration statements and exhibits without charge at the office of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede a portion or all of the information in the documents listed below. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Avnet’s Annual Report on Form 10-K for the fiscal year ended July 2, 2005,

•	Avnet’s Quarterly Reports on Form 10-Q for the fiscal quarters ended October 1, 2005 and December 31, 2005,

•	To the extent filed, Avnet’s Current Reports on Form 8-K filed on July 11, 2005, August 19, 2005, September 13, 2005, September 27, 2005, September 29, 2005, October 17, 2005 and November 17, 2005, as amended by our Current Reports on Form 8-K/A filed on August 15, 2005, September 16, 2005 and September 30, 2005, respectively,

•	Avnet’s Proxy Statement filed on October 5, 2005 and as amended on October 13, 2005 and

•	the description of Avnet’s common stock which appears in Avnet’s registration statement for the registration of the common stock under Section 12(b) of the Securities Exchange Act of 1934, including any amendment or report filed to update this description.

All documents which Avnet has filed or will file, as applicable, with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of the registration statement and after the reports listed above and before the termination of this offering of Avnet’s securities will be deemed to be incorporated by reference in this prospectus and to be a part of it from the filing dates of such documents. Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Corporate Secretary
Avnet, Inc.
2211 South 47th Street
Phoenix, Arizona 85034
480-643-2000

You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with other information.

RISK FACTORS

You should carefully consider the following risk factors and the other information contained or incorporated by reference in this prospectus before making an investment in our common stock. The information contained or incorporated by reference in this prospectus includes forward-looking statements that involve risks and uncertainties. We refer you to “Forward-Looking Statements” in this prospectus. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

We have separated the risks into two general groups:

•	Risks that relate to our business; and

•	Risks that relate specifically to owning our common stock.

We have described certain risks that management believes are applicable to our business and the industry in which we operate. There may be additional risks that are not material or that are not presently known to us. There are also risks within the economy, the industry and the capital markets that affect us generally, which have not been described below.

If any of the described events occur, our business, prospects, results of operations, financial condition or liquidity could be materially adversely affected. When stated below that a risk may have a material adverse effect, it means that such risk may have one or more of these effects.

Risks Relating to Our Business

A large portion of our revenues come from sales of semiconductors, which is a highly cyclical industry, and an industry down-cycle could significantly affect our operating results.

The semiconductor industry historically has experienced periodic fluctuations in product supply and demand, often associated with changes in technology and manufacturing capacity, and is generally considered to be highly cyclical. During the last three fiscal years, sales of semiconductors represented over 50% of our consolidated sales and our revenues, particularly in our Electronics Marketing group, closely follow the strength or weakness of the semiconductor market. For example, as a result of the semiconductor industry downturn in 2001 and 2002, our revenues fell from $12.8 billion in fiscal year 2001 to $8.9 billion in fiscal year 2002 and were $9.0 billion in fiscal year 2003. We also generated a net loss in each of fiscal year 2002 and fiscal year 2003 due in part to numerous restructurings and other charges in both years. While the semiconductor industry has strengthened recently, it is uncertain whether this improvement will continue and future downturns in the technology industry, particularly in the semiconductor sector, could negatively affect our operating results in the future and negatively impact our ability to maintain our current profitability levels.

If we are unable to maintain our relationships with key suppliers, it could adversely affect our sales.

Approximately 18.7% of our consolidated sales in fiscal year 2005 came from sales of IBM products and services and we expect IBM products and services to account for over 10% of our consolidated sales in fiscal year 2006. Based upon fiscal 2006 results to date, we also expect that sales of Xilinx products will constitute over 10% of our consolidated sales in fiscal 2006. In fiscal 2005, sales of products and services from two other suppliers exceeded 5% of our consolidated sales. Our contracts with our suppliers, including those with IBM and Xilinx, vary in duration and are generally terminable by either party at will upon notice. To the extent IBM, Xilinx or a group of other primary suppliers is not willing to do business with us in the future, our business and our relationships with our customers could be materially adversely affected because our customers depend on our distribution of electronic components and computer products from the industry’s leading suppliers. In addition, to the extent that any of our key suppliers modifies the terms of their contracts with us, including, without limitation, the terms regarding price protection, rights of return, rebates or other terms that protect our gross margins, it could materially adversely affect our results of operations, financial condition or liquidity.

We may not have adequate or cost-effective liquidity or capital resources.

Our ability to satisfy our cash needs depends on our ability to generate cash from operations and to access the financial markets, both of which are subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We may need to satisfy our cash needs through external financing. However, external financing may not be available to us on acceptable terms or at all. As of December 31, 2005, we had outstanding aggregate principal amounts of $250 million of our 6% senior notes due September 1, 2015, $475 million of our 9 3/4% notes due February 15, 2008, $143.7 million of our 8% notes due November 15, 2006, $300 million of our 2% convertible senior debentures due March 15, 2034 and $150.2 million of debt under various bank credit facilities and other financings consisting of various committed and uncommitted lines of credit with financial institutions utilized primarily to support the working capital requirements of foreign operations. We need cash to make interest payments on, and refinance, this indebtedness and for general corporate purposes, such as funding our ongoing working capital and capital expenditure needs. Under the terms of any external financing, we may incur higher than expected financing expenses and become subject to additional restrictions and covenants. Any material increase in our financing costs could have a material adverse effect on our profitability.

We have an accounts receivable securitization program, or the Securitization Program, which allows us to sell, on a revolving basis, an undivided interest of up to $450 million in eligible U.S. and foreign receivables while retaining a subordinated interest in a portion of the receivables. The Securitization Program expires in August 2006, and we expect it will be renewed for another one-year term on substantially similar terms, although there can be no assurances that we will be able to do so. In particular, we are required to maintain certain specified financial ratios and tests as provided in our five-year, $500 million credit facility, which expires in October 2010. If we fail to meet these financial ratios and tests, we may be unable to continue to utilize the Securitization Program or to borrow under the credit facility. If we could not continue to utilize the Securitization Program, we may not have sufficient cash available to make interest payments on and refinance indebtedness and for general corporate needs.

The agreements governing some of our financings contain various covenants and restrictions that limit the discretion of management in operating our business and could prevent us from engaging in some activities that may be beneficial to our business.

The agreements governing our financing, including our five-year, $500 million credit facility and the indentures governing our outstanding notes, contain various covenants and restrictions that, in certain circumstances, limit our ability and the ability of certain subsidiaries to:

•	grant liens on assets;

•	make restricted payments (including paying dividends on capital stock or redeeming or repurchasing capital stock);

•	make investments;

•	merge, consolidate or transfer all or substantially all of our assets;

•	incur additional debt; or

•	engage in certain transactions with affiliates.

As a result of these covenants and restrictions, we are limited in how we conduct our business and may be unable to raise additional debt, compete effectively or make investments.

Declines in the value of our inventory or unexpected order cancellations by our customers could materially adversely affect our business, results of operations, financial condition or liquidity.

The electronic components and computer products industry is subject to rapid technological change, new and enhanced products and evolving industry standards, which can contribute to a decline in value or obsolescence of inventory. During an industry and/or economic downturn it is possible that prices will decline due to an oversupply of product and, therefore, there may be greater risk of declines in inventory value. Although it is the policy of many of our suppliers to offer distributors like us certain protections from the loss in value of inventory (such as price protection, limited rights of return and rebates), we cannot assure you that such return policies and rebates will fully compensate us for the loss in value, or that the vendors will choose to, or be able to, honor such agreements, some of which are not documented and therefore subject to the discretion of the vendor. In addition, our sales are typically made pursuant to individual purchase orders, and we generally do not have long-term supply arrangements with our customers. Generally, our customers may cancel orders 30 days prior to shipment with minimal penalties. We cannot assure you that unforeseen new product developments, declines in the value of our inventory or unforeseen order cancellations by our customers will not materially adversely affect our business, results of operations, financial condition or liquidity, or that we will successfully manage our existing and future inventories.

Substantial defaults by our customers on our accounts receivable or the loss of significant customers could have a significant negative impact on our business, results of operations, financial condition or liquidity.

A significant portion of our working capital consists of accounts receivable from customers. If customers responsible for a significant amount of accounts receivable were to become insolvent or otherwise unable to pay for products and services, or were to become unwilling or unable to make payments in a timely manner, our business, results of operations, financial condition or liquidity could be adversely affected. In the event of an economic or industry downturn, such downturn could have an adverse affect on the servicing of these accounts receivable, which could result in longer payment cycles, increased collection costs and defaults in excess of management’s expectations. A significant deterioration in our ability to collect on accounts receivable could also impact the cost or availability of financing under our Securitization Program.

The electronics component and computer industries are highly competitive and if we cannot effectively compete, our revenues may decline.

The market for our products and services is very competitive and subject to rapid technological advances. Not only do we compete with other global distributors, we also compete for customers with regional distributors and some of our own suppliers. Our failure to maintain and enhance our competitive position could adversely affect our business and prospects. Furthermore, our efforts to compete in the marketplace could cause deterioration of gross profit margins and, thus, overall profitability. For instance, there is substantial and continuing pressure from customers to reduce the total cost of purchasing our products. To remain competitive and retain our customers and gain new ones, we must continue to reduce our operating costs and strive to minimize our customers’ shipping and inventory financing costs and to meet their other goals for rationalization of supply and production.

The sizes of our competitors vary across market sectors, as do the resources we have allocated to the sectors in which we do business. Therefore, some of the competitors may have greater financial, personnel, capacity and other resources or a more extensive customer base than we have in one or more of our market sectors. As a result, our competitors may be able to purchase products from their suppliers on more favorable terms or be in a stronger position to respond quickly to potential acquisitions and other market opportunities, new or emerging technologies and changes in customer requirements.

Our non-U.S. locations represent a significant and growing portion of our revenue, and consequently, we are increasingly exposed to risks associated with operating internationally.

During fiscal year 2005, approximately 53% of our sales came from our operations outside the United States. During fiscal years 2004 and 2003, respectively, approximately 52% and 50% of our sales were from locations outside the United States. Most notable in this growth of non-U.S. sales is the increasing volume of sales activity in the Asia region, which accounted for approximately 14% of consolidated sales during fiscal year 2005. As a result of our foreign sales and locations, our operations are subject to a variety of risks that are specific to international operations, including the following:

•	potential restrictions on our ability to repatriate funds from our foreign subsidiaries;

•	foreign currency fluctuations and the impact on our reported results of operations of the translation of the foreign currencies to U.S. dollars;

•	import and export duties and value added taxes;

•	import and export regulation changes;

•	changing foreign tax laws and regulations;

•	political instability, terrorism and potential military conflicts;

•	inflexible employee contracts in the event of business downturns; and

•	the burden and cost of compliance with foreign laws.

Manufacturing of electronic component and computer products is increasingly shifting to lower-cost production facilities in Asia, and most notably the People’s Republic of China. Our business and prospects could be materially adversely affected if this shift continues and we are unable to develop distribution relationships with these or other manufacturers on acceptable terms. In particular, if we are unable to develop relationships with manufacturers that provide profit margins comparable to the margins maintained under existing relationships, our operating results may be negatively affected.

In addition, we have operations in several locations in emerging or developing economies that have a potential for higher risk. The risks associated with these economies include currency volatility and other economic or political risks. While we have and will continue to adopt measures to reduce the impact of losses resulting from volatile currencies and other risks of doing business abroad, we cannot ensure that such measures will be adequate.

Failure to retain key senior management could harm our operations.

Our success depends to a large extent upon the efforts and abilities of key senior management. Our senior management is very experienced, with significant longevity in both years of industry experience and years at Avnet. For example, Roy Vallee, our Chairman and Chief Executive Officer, has over 30 years experience in the industry, including 29 years at Avnet. The loss of any key members of our management may materially and adversely affect our business, financial condition, and results of operations.

We may not realize fully the cost savings and other benefits we expect to realize as a result of our acquisition of Memec. This may adversely affect our earnings and financial condition.

On July 5, 2005, we purchased Memec with the expectation that the acquisition will result in various benefits, including, among others, operating expense synergies, the expansion of our Electronics Marketing operating group in each of our three major economic regions (the Americas, EMEA and Asia), and entrance into the Japanese market. The merger involves the integration of two companies that have previously operated independently. Achieving these benefits will depend in part upon meeting the challenges inherent in the successful combination of two business enterprises of the size and scope of Avnet and Memec and our ability to successfully dedicate personnel and resources to the integration efforts. Challenges like these may not be met and may negatively impact our operations following the merger. Delays encountered in the transition process could have a material adverse effect upon our sales, level of expenses, operating results and financial condition.

Our growth through acquisitions depends on our ability to find suitable acquisition opportunities, finance those acquisitions, and manage the acquired businesses, and may have some adverse financial effects.

We intend to consider selective acquisition opportunities going forward such as our recent acquisition of Memec. Therefore, we may acquire businesses or technologies in the future that we believe are a strategic fit with our business. These acquisitions may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for ongoing development of our business. In addition, the integration of businesses or technologies may prove to be more difficult than expected, and we may be unsuccessful in maintaining and developing relationships with the employees, customers and business partners of acquisition targets or otherwise realizing the expected benefits of these transactions. Since we will not be able to accurately predict these difficulties and expenditures, it is possible that these costs may outweigh the value we realize from the acquisitions. Future acquisitions could also result in issuances of equity securities that would reduce our shareholders’ ownership interest, the incurrence of debt or contingent liabilities.

Risks Relating to this Offering

The trading price of our common stock is likely to be volatile, and you may not be able to sell your shares at or above the public offering price.

The trading prices of the securities of technology companies have been highly volatile. Accordingly, the trading price of our common stock is likely to be subject to wide fluctuations. Factors affecting the trading price of our common stock include:

•	variations in operating results;

•	changes in foreign currency exchange rates, which may negatively impact our reported results of operations;

•	announcements of technological innovations in the electronic components or computer products industries, strategic alliances or significant agreements by us or by our competitors;

•	The gain or loss of significant customers or suppliers;

•	announcements relating to our possible acquisition of other businesses or technologies;

•	changes in the estimates of our operating results or changes in recommendations by any securities analysts that elect to follow our common stock;

•	terrorist acts and political instability; and

•	market conditions in our industry, the industries of our customers and our suppliers and the economy as a whole.

In addition, if the market for technology stocks or the stock market in general experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, operating results or financial condition.

Anti-takeover provisions in our organizational documents and New York law make any change in control more difficult.

Our certificate of incorporation and by-laws contain provisions that may delay or prevent a change in control, may discourage bids at a premium over the market price of our common stock and may affect adversely the market price of our common stock and the voting and other rights of the holders of our common stock. These provisions include:

•	prohibiting our shareholders from calling a special meeting of shareholders;

•	our ability to issue additional shares of our common stock without shareholder approval;

•	our ability to issue preferred stock with voting or conversion rights that adversely affect the voting or other rights of holders of common stock without their approval;

•	provisions that provide that vacancies on the board of directors (except in the case of directors removed by the shareholders without cause), including any vacancy resulting from an expansion of the board, may be filled by a vote of the directors in office at the time of the vacancy; and

•	advance notice requirements for raising matters of business or making nominations at shareholders’ meetings.

We are also subject to provisions of the New York corporation law that, in general, prohibit any business combination with an “interested shareholder” that is the beneficial owner of 20% or more of our common stock for five years after the point in time that such interested shareholder acquired shares constituting 20% or more of our common stock unless the holder’s acquisition of our stock was approved in advance by our board of directors. After this five-year period, any business combination with such interested shareholder is prohibited unless either certain “fair price” provisions are complied with or the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested shareholder.

These provisions of our certificate of incorporation and by-laws and New York law could delay or prevent a change in control, even if our shareholders support such proposals. Moreover, these provisions could diminish the opportunities for shareholders to participate in certain tender offers, including tender offers at prices above the then-current market value of our common stock, and may also inhibit increases in the trading price of our common stock that could result from takeover attempts or speculation.

THE COMPANY

Avnet is the world’s largest industrial distributor, based on sales, of electronic components, enterprise computer products and embedded subsystems. Avnet creates a vital link in the technology supply chain that connects over 300 of the world’s leading electronic component and computer product manufacturers and software developers as a single source for multiple products for a global customer base of over 100,000 original equipment manufacturers contract manufacturers, original design manufacturers, value-added resellers and end-users. Avnet distributes electronic components, computer products and software as received from its suppliers or with assembly or other value added by Avnet. Additionally, Avnet provides engineering design, materials management and logistics services, system integration and configuration, and supply chain advisory services.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the selling shareholders.

DESCRIPTION OF COMMON STOCK

Avnet is authorized to issue 300,000,000 shares of common stock, par value $1.00 per share. At the close of business on February 2, 2006, Avnet had outstanding 146,295,572 shares of common stock, including 13,785 treasury shares. All outstanding shares of common stock are fully paid and nonassessable.

The holders of shares of Avnet’s common stock have equal rights to dividends from funds legally available for the payment of dividends when, as and if declared by Avnet’s board of directors, and are entitled, upon liquidation, to share ratably in any distribution in which holders of common stock participate. The common stock is not redeemable, has no preemptive or conversion rights and is not liable for assessments or further calls. The holders of shares of Avnet’s common stock are entitled to one vote for each share at all meetings of shareholders.

The transfer agent and registrar for Avnet’s common stock is Wachovia Bank, N.A. Avnet’s common stock is listed on the New York Stock Exchange.

Under its certificate of incorporation, Avnet is authorized to issue up to 3,000,000 shares of preferred stock, in series. For each series of preferred stock, Avnet’s board of directors may fix the relative rights, preferences and limitations as between the shares of such series, the shares of other series of Avnet preferred stock, and the shares of Avnet common stock. No shares of Avnet preferred stock are outstanding.

Board of Directors

Although New York law permits the certificate of incorporation of a New York corporation to provide for cumulative voting in the election of directors, Avnet’s certificate of incorporation does not so provide.

New York law permits the certificate of incorporation or by-laws of a New York corporation to divide its directors into as many as four classes with staggered terms of office. However, Avnet’s certificate and by-laws do not so provide for a classified board of directors. Therefore, all of its directors are elected annually for one-year terms.

Under New York law, shareholders may remove any or all directors for cause. New York law also allows directors to be removed without cause if provided in the certificate of incorporation. The Avnet certificate of incorporation authorizes any or all of the directors to be removed with or without cause at any time by the vote of the holders of a majority of the stock of Avnet and provides that the terms of the removed directors shall forthwith terminate.

New York law provides that newly created directorships resulting from an increase in the number of directors and vacancies arising for any reason may be filled by vote of the board of directors, whether or not constituting a quorum, except that:

•	vacancies resulting from the removal of directors without cause may be filled only by a vote of the shareholders, unless the certificate of incorporation or a specific provision of a by-law adopted by the shareholders provides that such a vacancy may be filled by a vote of the board of directors; and

•	the certificate of incorporation or by-laws may provide that all newly created directorships and vacancies may be filled only by a vote of the shareholders.

The Avnet by-laws provide that any vacancy created by the removal of a director by the shareholders with cause may be filled only by a vote of the shareholders, and that any vacancy created for any other reason may be filled by a vote of the board of directors or the shareholders.

Power to Call Special Shareholders Meetings

Under New York law, a special meeting of shareholders may be called by the board of directors and by such person or persons as may be authorized to do so in the certificate of incorporation or by-laws. In addition, if an annual shareholder meeting has not been held for a certain period of time and a sufficient number of directors were not elected to conduct the business of the corporation, the board must call a special meeting for the election of directors. If the board fails to do so, or sufficient directors are not elected within a certain period of time, holders of 10% of the votes of the shares entitled to vote in an election of directors may call a special meeting for such an election.

Actions by Written Consent of Shareholders

New York law provides that any action which may be taken by shareholders by vote may be taken without a meeting by written consent, signed by holders of all outstanding shares entitled to vote, or if authorized by the certificate of incorporation, by holders of the minimum number of shares necessary to authorize the action at a meeting of shareholders at which all shares entitled to vote are present and voted. The Avnet certificate of incorporation does not authorize shareholders to act by less than unanimous written consent.

Dividends and Repurchases of Shares

Under New York law, dividends may be declared or paid and other distributions may be made out of surplus only, so that the net assets of the corporation remaining after a dividend or distribution must at least equal the amount of the corporation’s stated capital. A corporation may declare and pay dividends or make other distributions except when the corporation is currently insolvent or would thereby be made insolvent or when the declaration, payment or distribution would be contrary to any restrictions contained in its certificate of incorporation.

Approval of Certain Business Combinations and Reorganizations

Under New York law, two-thirds of the votes of all outstanding shares entitled to vote thereon are required to approve mergers, consolidations, share exchanges or sales, leases or other dispositions of all or substantially all the assets of a corporation if not made in the usual or regular course of business. New York law was amended in 1998 to permit a New York corporation then in existence to reduce the required vote to a majority of the outstanding shares. Pursuant to this amendment, Avnet’s certificate of incorporation provides that such transactions shall be approved by a majority of the outstanding shares entitled to vote thereon.

Business Combination Following a Change in Control

New York law prohibits any business combination (defined to include a variety of transactions, including mergers, consolidations, sales or dispositions of assets, issuances of stock, liquidations, reclassifications and the receipt of certain benefits from the corporation, including loans or guarantees) with, involving or proposed by any interested shareholder (defined generally as any person that beneficially owns, directly or indirectly, 20% or more of the outstanding voting stock of a New York corporation or any person that is an affiliate or associate of a New York corporation and at any time within the past five years was a beneficial owner of 20% or more of the outstanding voting stock) for a period of five years after the date on which the interested shareholder first became an interested shareholder, unless the transaction is approved by the board of directors prior to the date on which the interested shareholder became an interested shareholder. After this five-year period, a business combination between a New York corporation and the interested shareholder is prohibited unless either certain “fair price” provisions are complied with or the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested shareholder. Under New York law, corporations may elect not to be governed by the statute described above, but Avnet’s certificate of incorporation does not contain such an election.

Dissenters’ Appraisal Rights

Under New York law, any shareholder of a corporation has the right to obtain payment for the fair value of the shareholder’s shares in the event of

•	certain amendments or changes to the certificate of incorporation adversely affecting the rights of the shareholder,

•	certain mergers or consolidation of the corporation if the shareholder is entitled to vote thereon,

•	a merger or consolidation where the shareholder is not entitled to vote or if the shareholder’s shares will be canceled or exchanged for cash or other consideration other than shares of the surviving or consolidated corporation or another corporation,

•	certain sales, leases, exchanges or other dispositions of all or substantially all of the assets of the corporation which require shareholder approval other than a transaction solely for cash, and

•	certain share exchanges.

However, no appraisal rights will be available in a merger to a shareholder of the surviving corporation whose rights are not adversely affected or whose shares were, at the record date to vote on the plan of merger, either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

SELLING SHAREHOLDERS

Information about selling shareholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference.

PLAN OF DISTRIBUTION

We will set forth in the applicable prospectus supplement a description of the plan of distribution of the common stock that may be offered under this prospectus.

LEGAL MATTERS

The validity of any offered securities will be passed upon for Avnet by David R. Birk, its Senior Vice President, General Counsel and Secretary. Mr. Birk beneficially owns 261,418 shares of Avnet’s common stock, which includes 232,465 shares issuable upon exercise of employee stock options and 11,300 allocated but not yet delivered incentive shares. Certain legal matters with respect to offered securities will be passed upon for the underwriters, dealers or agents, if any, by their counsel.

EXPERTS

The consolidated financial statements of Avnet, Inc. and subsidiaries as of July 2, 2005 and July 3, 2004, and for each of the years in the three-year period ended July 2, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of July 2, 2005, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses in connection with the registration of the securities being offered hereby. All amounts are estimates.

Securities and Exchange Commission registration fee	$	*
Legal fees and expenses		275,000
Accounting fees and expenses		50,000
Printing and engraving expenses		80,000
Miscellaneous		20,000

Total		$425,000

*	In accordance with Rules 456(b) and 457(r), we are deferring payment of the registration fee until the time the securities are sold under this Registration Statement pursuant to a prospectus supplement. On December 30, 2005, $12,193.44 was previously transmitted to the SEC in connection with the securities offered from the Registration Statement File No. 333-130783.

Item 15.	Indemnification of Directors and Officers

Section 6.6 of the registrant’s By-laws provides as follows:

“Indemnification of Directors and Officers”

“The Corporation shall indemnify to the full extent permitted by law any person made or threatened to be made a party to any action or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of any other enterprise which any director or officer of the Corporation served in any capacity, by reason of the fact that such person or such person’s testator or intestate is or was a director or officer of the Corporation or serves or served such other enterprise in any capacity at the request of the Corporation. Expenses incurred by any such person in defending any such action or proceeding shall be paid or reimbursed by the Corporation in advance of the final disposition of such action or proceeding promptly upon receipt by it of an undertaking by or on behalf of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. The rights provided to any person by this by-law shall be enforceable against the Corporation by such person who shall be presumed to have relied upon it in serving or continuing to serve as a director or officer as provided above. No amendment of this by-law shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment. For purposes of this by-law, the term “corporation” shall include any constituent or subsidiary corporation (including any constituent of a constituent or subsidiary of a subsidiary) absorbed by the Corporation in a consolidation or merger; the term “other enterprise” shall include any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; service “at the request of the Corporation” shall include service as a director, officer or employee of the Corporation which imposes duties on, or involves services by, such director, officer or employee with respect to an employee benefit plan, its participants or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan shall be deemed to be indemnifiable expenses; and action taken or omitted by a person with respect to an employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Corporation.”

Section 721 of the New York Business Corporation Law (the “B.C.L.”) provides that no indemnification may be made to or on behalf of any director or officer of the registrant if “a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.”

The rights granted under Section 6.6 of the By-laws are in addition to, and are not exclusive of, any other rights to indemnification and expenses to which any director or officer may otherwise be entitled. Under the B.C.L., a New York corporation may indemnify any director or officer who is made or threatened to be made a party to an action by or in the right of such corporation against “amounts paid in settlement and reasonable expenses, including attorneys’ fees,” actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that a court determines that the director or officer is fairly and reasonably entitled to indemnity (B.C.L. Section 722(c)). A corporation may also indemnify directors and officers who are parties to other actions or proceedings (including actions or proceedings by or in the right of any other corporation or other enterprise which the director or officer served at the request of the corporation) against “judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees,” actually or necessarily incurred as a result of such actions or proceedings, or any appeal therein, provided the director or officer acted, in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation (or in the case of service to another corporation or other enterprise at the request of such corporation, not opposed to the best interests of such corporation) and, in criminal cases, that he also had no reasonable cause to believe that his conduct was unlawful (B.C.L. Section 722(a)). Any indemnification under Section 722 may be made only if authorized in the specific case by disinterested directors, or by the board of directors upon the opinion in writing of independent legal counsel that indemnification is proper, or by the shareholders (B.C.L. Section 723(b)), but even without such authorization, a court may order indemnification in certain circumstances (B.C.L. Section 724). Further, any director or officer who is “successful, on the merits or otherwise,” in the defense of an action or proceeding is entitled to indemnification as a matter of right (B.C.L. Section 723(a)).

A New York corporation may generally purchase insurance, consistent with the limitations of New York insurance law and regulatory supervision, to indemnify the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of the B.C.L., so long as no final adjudication has established that the directors’ or officers’ acts of active and deliberate dishonesty were material to the cause of action so adjudicated or that the directors or officers personally gained in fact a financial profit or other advantage (B.C.L. Section 726).

The registrant’s directors and officers are currently covered as insureds under directors’ and officers’ liability insurance. Such insurance is subject to renewal in August of 2006 and provides coverage for directors and officers of the registrant and its subsidiaries against claims made during the policy period relating to certain civil liabilities, including liabilities under the Securities Act.

Item 16.	Exhibits

Incorporation by Reference
(where a report or registration statement is
indicated below, that document has been
previously filed with the SEC and the
Exhibit		applicable exhibit is incorporated by
Number	Description	reference thereto)

4.2	Registration Rights Agreement, dated as of July 5, 2005, between Avnet, Inc. and certain shareholders of Memec Group Holdings Limited.	Exhibit 99.2 to our Form 8-K filed on July 11, 2005.
5.1	Opinion of David R. Birk, Esq. with respect to the legality of the securities being registered hereunder.	Exhibit 5.1 to our Form S-3 filed on December 30, 2005.
23.1	Consent of KPMG LLP.	Filed herewith.
23.2	Consent of David R. Birk, Esq.	Included in Exhibit 5.1 to our Form S-3 filed on December 30, 2005.
24.1	Power of Attorney	Exhibit 24.1 to our Form S-3 filed on December 30, 2005.

Item 17.	Undertakings

(1) The undersigned registrant hereby undertakes:

a. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i. to include any prospectus required by section 10(a)(3) of the Securities Act;

ii. to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this Registration Statement;

b. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the registrant pursuant to the provisions referred to in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The undersigned registrant hereby undertakes that for the purposes of determining any liability under the Securities Act:

a. The information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

b. Each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) The undersigned hereby undertakes that, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a. Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

b. Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

c. The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

d. Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on February 3, 2006.

AVNET, INC.

By:	/s/ Raymond Sadowski
Raymond Sadowski
Senior Vice President and
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on February 3, 2006, by the following persons in the capacities indicated:

Signature	Title	Date

* Roy Vallee	Chairman of the Board, Chief Executive Officer and Director	February 3, 2006

* Eleanor Baum	Director	February 3, 2006

* J. Veronica Biggins	Director	February 3, 2006

* Lawrence W. Clarkson	Director	February 3, 2006

* Ehud Houminer	Director	February 3, 2006

* James A. Lawrence	Director	February 3, 2006

* Frank Noonan	Director	February 3, 2006

* Ray M. Robinson	Director	February 3, 2006

* Peter Smitham	Director	February 3, 2006

Signature	Title	Date

* Gary L. Tooker	Director	February 3, 2006

*By: /s/ Raymond Sadowski Raymond Sadowski Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number	Description

23.1	Consent of KPMG LLP	.